SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 12, 2005

GLOBAL EPOINT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-15775	33-0423037
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

339 South Cheryl Lane,

City of Industry, California 91789

(Address of principal executive offices)

(909) 869-1688

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

(c) On December 12, 2005, we received a letter from the Nasdaq Stock Market stating that the Nasdaq staff believed that we were in non-compliance with Marketplace Rule 4350(i)(1)(D), which requires shareholder approval for issuances of common stock or securities convertible into common stock if the amount of the issuance is equal to 20% or more of the common stock outstanding before the issuance, and is issued at a price less than the greater of market value or book value of the stock before the issuance.

On June 3, 2005, we issued Series C preferred stock that is convertible into 1,250,004 shares of our common stock at a conversion price of $2.80 per share. The shares issuable upon conversion of the Series C equaled approximately 10% of the total shares then outstanding and the conversion price represented a slight 2.8% discount from market price at the time of the Series C financing.

On November 7, 2005, we issued Series D preferred stock that is convertible into 1,442,311 shares of our common stock at a conversion price of $4.16 per share. This conversion price represented a 25% premium over the market price at the time of the Series D financing.

While neither the Series C nor Series D financing would individually violate Marketplace Rule 4350(i)(1)(D), the Nasdaq has determined to aggregate the two financings for purposes of its analysis. Although the Series C shares were sold at a slight discount to market and only amounted to 10% of our outstanding shares, Nasdaq asserted that the dividend and redemption provisions of the Series D preferred stock allow for the possibility of issuances at an effective price below the market price at the time of the Series D financing which, when combined with issuances upon conversion of the Series C preferred, would arguably exceed the 20% threshold of Marketplace Rule 4350(i)(1)(D) and thereby trigger a shareholder approval requirement. The terms of the Series D preferred stock currently prohibit issuances of stock pursuant to the dividend and redemption features without shareholder approval if required under the rules of the applicable trading market.

We have been in discussions with Nasdaq and have submitted a proposal for achieving compliance with Marketplace Rule 4350(i)(1)(D). The proposal involves modifications to the dividend and redemption provisions to preclude the possibility of share issuances at an effective price below the market price at the time of the Series D preferred stock financing. The modifications have been approved by the Series D preferred stockholders. We believe that we will be able to resolve the Nasdaq’s comments in a timely fashion.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 16, 2005	GLOBAL EPOINT, INC.

/s/ John Pan
John Pan,
Chief Financial Officer